SYSCO CEO Cotros to Assume Additional Role as Chairman of the Board; Chief Operating Officer Schnieders Elected President

HOUSTON, April 11/PRNewswire/ -- SYSCO Corporation (NYSE:SYY) North America's largest foodservice marketing and distribution organization, today announced that Charles H. Cotros, chief executive officer of the corporation, will continue in that capacity and also will become Chairman of the Board. Richard J. Schnieders, who is currently chief operating officer, will maintain his current position and assume additional responsibilities as president of SYSCO. Mr. Cotros succeeds Bill M. Lindig, who is retiring from the company after a 30-year career of distinguished service with SYSCO in a number of various positions. Mr. Cotros' and Mr. Schnieders' appointments are in accordance with management's long-range succession plan and are effective July 2, the beginning of the company's fiscal year 2001.

Mr. Cotros said he is excited about the ever-growing opportunities available to SYSCO to service our customers' requirements. "As the leading foodservice distributor in North America, SYSCO is in the position of being able to continue the expansion of its product expertise. With a broad array of 275,000 products, SYSCO can provide virtually any item our customers desire to create the most diverse and innovative menus imaginable. For me personally, it is exciting to be leading SYSCO as we forge new pathways and take advantage of new products and services, as well as the new technologies that will allow us to remain the frontrunner in our industry."

Mr. Schnieders added, "The industry we serve is truly a dynamic force in North America's economy. Consumers expect a variety of interesting dining experiences and more and more seek out and return to those establishments that meet their expectations. To assist our customers in meeting consumers" desires, our entire force of more than 39,000 employees is committed to supporting their endeavors by providing outstanding service to each and every customer and helping them be successful."

Reflecting on his lengthy career with SYSCO, Mr. Lindig said, "My long and enjoyable association with both SYSCO and the foodservice distribution industry has been one of the highlights of my life. During my career, the industry has grown from approximately $15 billion in 1970 to its current estimated $165 billion to $175 billion. Having been actively involved in the success of SYSCO and helping our customers create memorable dining experiences for consumers has been most rewarding. SYSCO's management succession has been well planned and the company is fortunate to have the experience of Messrs. Cotros and Schnieders to lead this company far into the future."

Mr. Cotros, 62, began his career in the foodservice industry in 1960 with his family's business, Tri-State General Food Supply, following his graduation from Christian Brothers College (Memphis, Tennessee). When the company merged with SYSCO in 1974, he served as president of the Memphis operation from 1975 to 1977 and 1982 to 1988. During the 1977 to 1982 interim, he was president of SYSCO's Jackson, Mississippi operation. Upon returning to Memphis in 1982, he was that operation's chief executive officer while simultaneously serving as chairman of SYSCO companies in Arkansas, Louisiana, Mississippi and Kentucky. He was elected a member of SYSCO'S board of directors in 1986 and in 1988 was appointed executive vice president of the corporation and president, foodservice operations. He was elected chief operating officer of SYSCO in 1995 and assumed the additional role of president of the corporation in 1999. Mr. Cotros became chief executive officer in January 2000. He is a member of the board of directors of Metamor Worldwide, has served on the Christian Brothers University Board of Trustees since 1992, and is an honorary member of the board of directors of the Children's Assessment Center Foundation. He and his wife Connie have three grown children and eight grandchildren and are residents of Houston.

Mr. Schnieders, 52, joined SYSCO's Memphis, Tennessee operation in 1982 in the executive development program. He subsequently served as director of supplies and equipment, vice president of merchandising and executive vice president, then was promoted to president and chief executive officer of the Memphis operating company in 1988 and later became chairman of that company. In 1992 he was appointed senior vice president of SYSCO's corporate merchandising services department in Houston and he assumed additional responsibility for multi-unit sales in 1997. Later that year, he was elected a director of the corporation and in 1998 became executive vice president of foodservice operations. In January of this year, Mr. Schnieders assumed the role of chief operating officer of the corporation. He also is a member of the board of directors of Aviall Inc. Mr. Schnieders is a native of Remsen, Iowa and graduated from the University of Iowa in Iowa City in 1970 with a B.A. in mathematics. He and his wife Beth are the parents of two grown daughters and live in Houston.

Mr. Lindig began his career at SYSCO in 1970 when he was selected to be executive vice president of Zero Foods Company, one of the original nine founding companies that formed SYSCO. He was elected a director of SYSCO in 1983 and became president of the foodservice division in 1984. In early 1985, he was named SYSCO's executive vice president and chief operating officer and later that year added to his responsibilities as president of the corporation. Mr. Lindig was elected chief executive officer in January 1995 and assumed the position of chairman of the board on January 1, 1999. Since he became chief executive officer, SYSCO's sales have grown from $10 billion to annualized projected sales in excess of $19 billion for fiscal 2000 and the price of the stock has increased 207 percent. His activities in the community include the establishment of the Lindig Men's Wellness Center at Memorial Hermann Healthcare System, and he currently serves on Memorial Hermann Healthcare System's Board of Directors. He is also a director of Burlington Northern Santa Fe Corporation and a trustee of Johnson & Wales University. He and his wife Bobetta have two grown sons and reside in Houston.

SYSCO is the largest foodservice marketing and distribution organization in North America. Generating projected sales in excess of $19 billion for fiscal 2000, the company provides products and services to about 325,000 customers, including restaurants, healthcare and educational institutions, lodging establishments and other foodservice operations. The SYSCO distribution network currently extends throughout the entire contiguous United States and Alaska as well as portions of Canada.

Forward-Looking Statements.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding fiscal 2000 annualized sales projections, industry leadership, industry growth, SYSCO's ability to realize efficiencies from new technologies, product expansion, customer service and the continued strengthening of the company's relationship with its customers. These statements involve risks and uncertainties and are based on current expectations and management's estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to economic conditions; SYSCO's leverage and debt risks; the successful completion and integration of acquisitions; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; and other risk factors detailed in SYSCO's Form S-3 (File No. 333-34036) filed with the Securities and Exchange Commission on April 5, 2000.

SOURCE SYSCO Corporation

CONTACT: Toni R. Spigelmyer, Assistant Vice President, Investor and Media Relations of SYSCO Corporation, 281-584-1390.